23020




                              July 17, 1998

Joseph P. Clayton
Chief Executive Officer
Frontier Corporation
180 South Clinton Avenue
Rochester, New York  14646-0007


          RE:  Deferral of Restricted Stock Benefits

     This letter implements, in accordance with Internal Revenue Code requirements, paragraph 2(f) of the 100,000 share Restricted Stock Agreement dated February 10, 1998 between you and the Company. Paragraph 2(f) states that any shares which vest under the Agreement will be deferred and paid to you on October 11, 2004 in either a lump sum or in installment payments over a period of years not to exceed 10.

     The following terms and conditions apply to this deferral:

          -- All shares that become vested under the Agreement plus any dividends payable on them will be deferred and credited to a deferral account maintained by the Company for your benefit. At least annually, the Company will provide you with a statement setting forth the number of shares and the amount of cash, if any, held in your account together with pertinent transactions with respect to the account since the last statement.

          -- Any dividends payable on the deferred shares will be reinvested, together with any other cash already in your account, in the largest possible whole number of shares of Company stock with any fractional share held in cash.

          -- Within 30 days following October 11, 2004, both the restricted shares and any cash in your deferral account will be paid to you in a lump sum payment unless you elect at least three years prior to October 11, 2004, i.e., before October 11, 2001, to receive the balance in your account in annual installment payments over a period of years not to exceed 10.

               If you elect installment payments, the first annual installment will be paid within 30 days following October 11, 2004 and each subsequent annual installment will by made within 30 days following the relevant anniversary of October 11, 2004. The number of shares to be paid each year will be the nearest whole number of shares obtained by multiplying the total number of shares held in the deferral account immediately preceding the payment date by a fraction, the numerator of which is one and the denominator of which is the total number of annual installments you have elected minus the number of installments already paid. Any cash in your account representing a fractional share will be paid with the final installment. If you elect installment payments and die before all payments have been made, the remaining balance of shares and cash in your deferral account will be paid in a lump sum to your estate as soon as administratively practicable following your death.

          --   In the event of your death before any payments
have commenced, the entire balance of shares and cash held in your deferral account will be paid in a lump sum to your estate as soon as administratively practicable following your death.

          --   In the event of an unforeseeable financial
emergency prior to all benefits being paid, the Company, in its sole discretion, may elect to accelerate the payment of benefits to you in such amount as it deems appropriate to alleviate the financial emergency.

          -- The maintenance of the deferral account is for bookkeeping purposes only. The Company may, but is not obligated to, acquire or set aside any particular assets for the discharge of its obligations, nor will you have any property rights in any particular assets held by the Company, whether or not held for the purpose of funding the Company's obligations to you. Your right, or the right of your estate upon your death, to receive future payments pursuant to this arrangement is an unsecured claim against the general assets of the Company. In other words, your rights to payment are the same as any other unsecured general creditor of the Company, a condition required by the tax
laws in order to have an effective deferral.   Notwithstanding
the foregoing, your right to receive payment under this arrangement is a vested right that cannot be forfeited due to any action by you or the Company, such as your termination of employment after the shares have vested under the Agreement but before they are paid out under this arrangement.

          --   Your rights under this arrangement are not
transferable other than by will or the laws of descent and distribution and are exercisable during your lifetime only by you, your guardian or your legal representative.

          --   The terms of this arrangement shall be interpreted
in light of the terms of the Agreement and the Company's
Management Stock Incentive Plan in the event any question under this arrangement arises that is not addressed directly herein.

     If you agree with the terms of this letter, please so signify by executing the acceptance below.


                         Very truly yours,



                         /s/ Janet Sansone
                         -----------------------
                         Janet Sansone


I agree with the terms and conditions set forth above.

Dated 2/16/99            /s/Joseph P. Clayton
                         --------------------------
                         Joseph P. Clayton